Exhibit 5.1

Jodie M. Bourdet
+1 415 693 2054
jbourdet@cooley.com

September 25, 2024

Stitch Fix, Inc.
1 Montgomery Street, Suite 1500
San Francisco, CA 94104

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Stitch Fix, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 6,237,914 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.00002 per share pursuant to the Company’s 2017 Incentive Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plan, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate executed by an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111-4004 t: (415) 693-2000 f: (415) 693-2222 cooley.com

September 25, 2024

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,

Cooley LLP

By:      /s/ Jodie M. Bourdet
    Jodie M. Bourdet